Exhibit 99.1

           PAYLESS SHOESOURCE ANNOUNCES THIRD QUARTER DILUTED EARNINGS
                      PER SHARE OF 32 CENTS, AND ACHIEVES:

     -  Same-store sales increase of 3.0 percent

     -  Gross margin of 32.8 percent versus 30.4 percent last year

     -  Operating profit increase of 55.8 percent

    TOPEKA, Kan., Nov. 17 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the third quarter of fiscal 2005, which ended October 29, 2005, diluted earnings per share were $0.32, compared with $0.10 during the third quarter of fiscal 2004. The company recorded net earnings of $21.9 million during the third quarter 2005 compared with $6.6 million during the third quarter 2004.

    Third quarter 2005 results include pre-tax restructuring charges of approximately $1.2 million. Third quarter 2004 results included pre-tax restructuring charges of $3.9 million relating to continuing operations, and a loss from discontinued operations, net of income taxes and minority interest, of $5.9 million.

    During the first nine months of 2005, net earnings were $72.0 million and diluted earnings per share were $1.06. This compares with net earnings of $24.5 million and diluted earnings per share of $0.36 in the first nine months of 2004.

    Chief Executive Officer's Comments
    "We are pleased with our third quarter 2005 results, which reflect continuing progress towards our goal of achieving more consistent sales and earnings performance," said Matt Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc. "Our earnings improvement reflects the combination of solid sales performance and a meaningful improvement in gross margin.

    "Through execution of our merchandise strategy, Payless is focused on bringing fashion and fun to the consumer. We intend to build a stronger emotional connection with our customers through enticing product, powerful brand communications and a compelling point of sale experience. We want to make fashion available to a broad spectrum of customers at a compelling value."

    The company remains committed to its goal of achieving low single-digit positive same-store sales growth.

    Results From Continuing Operations
    Sales during the third quarter 2005 totaled $666.9 million, a 0.8 percent increase from $661.4 million during the third quarter 2004. Same-store sales increased 3.0 percent during the third quarter 2005. Average footwear unit retail increased by 3.8 percent and footwear unit sales decreased by 1.4 percent relative to the same period last year. The decrease in footwear unit sales reflects the lower store count, offset by an increase in unit sales per store.

    Sales during the first nine months of 2005 totaled $2.06 billion, a
0.3 percent increase over the first nine months of 2004. During the first nine months of 2005, same-store sales increased 2.4 percent.

    Gross margin was 32.8 percent of sales in the third quarter 2005 versus 30.4 percent in the third quarter 2004. The improvement resulted primarily from favorable initial mark-on relative to last year. During the first nine months of 2005, gross margin was 33.9 percent of sales versus 31.1 percent in the first nine months of 2004.

    Selling, general and administrative expenses were 27.6 percent of sales in the third quarter 2005 versus 26.6 percent in the third quarter 2004. The increase is primarily due to increased costs for employee incentive programs, supplies and professional services. These increases were partially offset by a reduction in payroll which reflects the reduced store count and other restructuring actions. During the first nine months of 2005, selling, general and administrative expenses were 28.3 percent of sales versus 26.6 percent in the first nine months of 2004.

    Operating profit from continuing operations increased during the third quarter 2005 to $33.5 million from $21.5 million during the third quarter 2004. The third quarters of 2005 and 2004 included pre-tax restructuring charges of $1.2 million and $3.9 million, respectively. Operating profit for the first nine months of 2005 was $114.7 million, compared with $74.2 million in the same period last year.

    The company's effective income tax rate on continuing operations was
29.1 percent during the third quarter 2005, including the discrete benefit of released tax reserves relating to favorable settlements of income tax audits and an adjustment to reflect a cumulative effective income tax rate of 29.6 percent for the first nine months of 2005, including discrete events. The third quarter 2004 effective income tax rate was 28.5 percent. For the fourth quarter of fiscal year 2005, the effective income tax rate is expected to be approximately 34 percent, excluding the effect of any discrete items.

    Net earnings from continuing operations were $21.9 million in the third quarter 2005, compared with net earnings from continuing operations of $12.5 million in the third quarter 2004. Diluted earnings per share from continuing operations increased during the third quarter 2005 to $0.32 from $0.19 during the third quarter 2004.

    During the first nine months of 2005, net earnings from continuing operations were $75.4 million compared with net earnings from continuing operations of $50.2 million in the first nine months of 2004. Diluted earnings per share from continuing operations increased during the first nine months of 2005 to $1.11 from $0.74 during the first nine months of 2004.

    Discontinued Operations
    Discontinued operations included Parade, Peru, Chile and 26 Payless stores in North America. There were no losses from discontinued operations during the third quarter 2005. The loss of $5.9 million or $0.09 per diluted share from discontinued operations in the third quarter 2004 reflects the performance of these operations during the quarter as well as disposal costs related to exiting these operations.

    Losses from discontinued operations were $3.4 million or $0.05 per diluted share in the first nine months of 2005 and $25.7 million or $0.38 per diluted share in the first nine months of 2004.

    Balance Sheet
    The company ended the third quarter 2005 with cash of $405 million, an increase of $44 million during the third quarter. Total inventories at the end of the third quarter 2005 were $343 million compared to $362 million at the end of third quarter 2004, a decrease of 1.6 percent on a per-store basis.

    Capital Expenditures
    Cash used for capital expenditures totaled $14.3 million during the third quarter 2005, and $49.6 million in the first nine months of 2005. For the full fiscal year 2005, Payless intends for cash used for capital expenditures to be approximately $70 million.

    Store Count
    In the third quarter 2005, the company opened 38 new stores and closed 37, for a net increase of one store. This included the relocation of 17 stores. In the first nine months of 2005, the company opened 110 new stores and closed 124 for a net reduction of 14 stores. This included the relocation of 67 stores. During the full fiscal year 2005, the company intends to have a net reduction of approximately 30-40 stores. As of the end of the third quarter 2004, the store count for continuing operations was 4,804.

    The store count as of the end of the third quarter 2005 was 4,626, which included 60 stores not open for operations due to Hurricanes Katrina, Rita and Wilma. The company believes that the impact from these storms is not material to its financial condition or statement of operations for the third quarter and the first nine months of 2005, due to coverage under its property and business interruption insurance policies.

    Share Repurchase
    During the third quarter of 2005, the company repurchased $14.3 million (832 thousand shares) of common stock under its stock repurchase program. During the first nine months of fiscal year 2005, the company repurchased $16.2 million (957 thousand shares) of common stock under its stock repurchase program. Under the indenture governing the company's 8.25% Senior Subordinated Notes, the company may repurchase approximately an additional $51 million of common stock. This limit will continue to adjust quarterly based on the company's net earnings.

    Fiscal 2005 Outlook
    Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of its merchandise strategy. The company does not provide guidance for sales, earnings or margins. However, certain financial metrics for fiscal 2005 are expected to include:

    -- Depreciation and amortization of approximately $90 - $95 million dollars;
    -- Cash used for capital expenditures are planned at $70 million; and, -- Working capital should be approximately neutral, subject to normal seasonal fluctuations.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of fiscal October 2005, the Company operated a total of 4,626 stores, which included 60 stores not open for operations due to Hurricanes Katrina, Rita and Wilma. Payless stores offer quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings and closings, possible strategic initiatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the Company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company has retail locations or otherwise does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores, performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture; distribution or sale of product; congestion at major ocean ports; changes in the value of the dollar relative to the Chinese Yuan and other currencies. Please refer to the Company's 2004 Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on these and other risk factors that could cause actual results to differ. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]

    NOTE REGARDING ATTACHMENTS:

    -- The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2004 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2004 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

                                                        13 Weeks Ended                 39 Weeks Ended
                                                -----------------------------   -----------------------------
                                                 October 29,     October 30,     October 29,     October 30,
(Millions, except per share data)                   2005            2004            2005            2004
---------------------------------------------   -------------   -------------   -------------   -------------
Net sales                                       $       666.9   $       661.4   $     2,056.0   $     2,049.3

Cost of sales                                           448.4           460.3         1,358.0         1,411.9

Gross margin                                            218.5           201.1           698.0           637.4

Selling, general and administrative
 expenses                                               183.8           175.7           581.4           545.6

Restructuring charges                                     1.2             3.9             1.9            17.6

Operating profit from continuing
 operations                                              33.5            21.5           114.7            74.2

Interest expense, net                                     1.5             4.3             7.1            13.2

Earnings from continuing operations
 before income taxes and
 minority interest                                       32.0            17.2           107.6            61.0

Provision for income taxes                                9.3             4.9            31.9            15.1

Earnings from continuing operations
 before minority interest                                22.7            12.3            75.7            45.9

Minority interest, net of income taxes                   (0.8)            0.2            (0.3)            4.3

Net earnings from continuing
 operations                                              21.9            12.5            75.4            50.2

Loss from discontinued operations, net
 of income taxes and minority interest                      -            (5.9)           (3.4)          (25.7)

Net earnings                                    $        21.9   $         6.6   $        72.0   $        24.5

Diluted earnings per share:
     Earnings from continuing
      operations                                $        0.32   $        0.19   $        1.11   $        0.74
     Loss from discontinued operations                      -           (0.09)          (0.05)          (0.38)
Diluted earnings per share                      $        0.32   $        0.10   $        1.06   $        0.36

Basic earnings per share:
     Earnings from continuing
      operations                                $        0.32   $        0.19   $        1.12   $        0.74
     Loss from discontinued operations                      -           (0.09)          (0.05)          (0.38)
Basic earnings per share                        $        0.32   $        0.10   $        1.07   $        0.36

Diluted weighted average shares
 outstanding                                             68.1            68.0            67.6            68.0

Basic weighted average shares
 outstanding                                             67.7            68.0            67.4            68.0

                            PAYLESS SHOESOURCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                 OCTOBER 29,     OCTOBER 30,     JANUARY 29,
(dollars in millions)                               2005            2004            2005
---------------------------------------------   -------------   -------------   -------------
ASSETS:

Current assets:
    Cash and cash equivalents                   $       405.4   $       216.2   $       289.6
    Marketable securities, available
     for sale                                               -             9.0             5.0
    Restricted cash                                       2.0            18.5             3.0
    Inventories                                         342.7           361.7           345.3
    Current deferred income taxes                        18.2            26.8            21.9
    Other current assets                                 63.5            66.8            56.6
    Current assets of discontinued
     operations                                           2.4            17.9             8.5
Total current assets                                    834.2           716.9           729.9

Property and Equipment:
    Land                                                  7.7             8.0             8.0
    Property, buildings and equipment                 1,192.8         1,216.9         1,186.9
    Accumulated depreciation and
     amortization                                      (811.4)         (802.4)         (772.6)
    Property and equipment, net                         389.1           422.5           422.3

Favorable leases, net                                    19.0            22.7            21.7

Deferred income taxes                                    24.0            35.2            36.4

Goodwill, net                                             5.9             5.9             5.9

Other assets                                             21.0            25.7            23.5

Noncurrent assets of discontinued
 operations                                                 -             8.1             0.1

TOTAL ASSETS                                    $     1,293.2   $     1,237.0   $     1,239.8


LIABILITIES AND EQUITY:

Current liabilities:
    Current maturities of debt                  $         1.6   $         3.5   $         0.3
    Notes payable                                         2.0            18.5             3.0
    Accounts payable                                    140.2           106.0           160.3
    Accrued expenses                                    160.8           164.6           159.7
    Current liabilities of
     discontinued operations                              5.0             5.9            15.0
Total current liabilities                               309.6           298.5           338.3

Long-term debt                                          204.2           202.1           204.3
Other liabilities                                        99.5            87.4            93.6
Noncurrent liabilities of
 discontinued operations                                    -             8.5               -
Minority interest                                         9.5             7.5             8.6
Commitments and contingencies                               -               -               -

Equity                                                  670.4           633.0           595.0

TOTAL LIABILITIES AND EQUITY                    $     1,293.2   $     1,237.0   $     1,239.8

                            PAYLESS SHOESOURCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                         Year-to-date
                                                -----------------------------    Year ended
                                                 October 29,     October 30,     January 29,
(dollars in millions)                               2005            2004            2005
---------------------------------------------   -------------   -------------   -------------
OPERATING ACTIVITIES:
Net earnings (loss)                             $        72.0   $        24.5   $        (2.0)
Loss from discontinued operations,
 net of income taxes and minority
 interest                                                (3.4)          (25.7)          (37.1)
Net earnings from continuing
 operations                                              75.4            50.2            35.1
Adjustments for non-cash items
  included in net earnings from
  continuing operations:
     Non-cash component of
      restructuring charges                                 -            12.0            10.8
     Loss on impairment and
      disposal of assets                                  6.8             6.6             7.0
     Depreciation and amortization                       68.3            71.2            94.6
     Amortization of deferred
      financing costs                                     0.9             0.9             0.9
     Amortization of unearned
      restricted stock                                    0.8             0.5             0.7
     Deferred income taxes                               16.4           (12.9)           (6.4)
     Minority interest, net of
      income taxes                                        0.3            (4.3)           (3.6)
     Income tax benefit of stock
      option exercises                                    1.2               -               -
Changes in working capital:
     Inventories                                          3.3            15.7            31.0
     Other current assets                                (5.5)           (5.1)            8.4
     Accounts payable                                   (17.5)          (24.1)           30.0
     Accrued expenses                                     8.3            40.9            34.1
Other assets and liabilities, net                         7.4             5.6             6.1
Net cash provided by (used in)
 discontinued operations                                 (7.2)            0.5             6.6

Cash flow provided by operating
 activities                                             158.9           157.7           255.3

INVESTING ACTIVITIES:
Payments for capital expenditures                       (49.6)          (81.5)         (103.0)
Dispositions of property and
 equipment                                                0.8               -             3.0
Restricted cash                                           1.0            15.0            30.5
Purchases of marketable securities                          -           (13.0)          (13.0)
Sales of marketable securities                            5.0            14.0            18.0

Cash flow used in investing
 activities                                             (42.8)          (65.5)          (64.5)

FINANCING ACTIVITIES:
Repayment of notes payable                               (1.0)          (15.0)          (30.5)
Issuance of debt                                          1.2             2.4             2.4
Payment of deferred financing
 costs                                                      -            (0.2)           (0.2)
Repayment of debt                                        (0.2)           (0.7)           (1.5)
Issuances of common stock                                14.6             1.5             1.6
Purchases of common stock                               (16.8)           (2.3)          (11.4)
Contributions by minority owners                          0.9             1.9             3.7

Cash flow used in financing
 activities                                              (1.3)          (12.4)          (35.9)

Effect of exchange rate changes on
 cash                                                     1.0            (0.3)           (2.0)

Increase in cash and cash
 equivalents                                            115.8            79.5           152.9

Cash and cash equivalents,
 beginning of period                                    289.6           136.7           136.7
Cash and cash equivalents, end of
 period                                         $       405.4   $       216.2   $       289.6

SOURCE  Payless ShoeSource, Inc.
    -0-                             11/17/2005
    /CONTACT: Ron Cooperman of Payless ShoeSource, Inc., +1-785-295-6026/ /First Call Analyst: /
    /FCMN Contact: /
    /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /